Exhibit 3.1.5
CERTIFICATE OF AMENDMENT
of
ARTICLES OF INCORPORATION
of
DICON FIBEROPTICS, INC.

Ho-Shang Lee and Anthony T. Miller certify that:

1.	They are the President and the Secretary, respectively, of DiCon Fiberoptics, Inc., a California corporation.

2.
Upon the date this Certificate of Amendment of Articles of Incorporation becomes effective, Article Four of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

                "This corporation is authorized to issue only one class of shares which are designated common stock; and the total number of shares which this corporation is authorized to issue is 400,000,000.

                "On the amendment of this Article IV, each one share of common stock issued and outstanding immediately before the time this amendment becomes effective shall be and is hereby automatically combined, reclassified and changed (by way of reverse stock split, without any further act) into one-fifth (1/5th) of a share of common stock; provided that no fractional shares of common stock shall be issued in respect of any shares of common stock held by any holder in a discrete account, whether of record or with a nominee, and that instead of issuing such fractional shares of common stock, the corporation shall pay to such holder cash, as of the time this amendment becomes effective, at the rate of $5.00 per one post-reverse split share (i.e., $1.00 for each pre-reverse split share that becomes part of a fractional post-reverse split share)."

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.
The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 111,907,283. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

The undersigned hereby declare under penalty of perjury that the matters set forth in this certificate are true and correct of their own knowledge.

Executed on October 26, 2006, in Richmond, California.

/s/ HO-SHANG LEE /s/ ANTHONY T. MILLER
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Ho-Shang Lee, President Anthony T. Miller, Secretary